EX-35.5
Wachovia Bank, National Association
8739 Research Drive, URP4
Charlotte, NC 28288-1075

(logo) WACHOVIA SECURITIES


1123 SERVICER'S CERTIFICATE


Reference is hereby made to that certain Pooling and Servicing Agreement dated as of May 1, 2007, by and among Morgan Stanley Capital I, Inc., as Depositor, Capmark Finance, Inc., as Capmark Master Servicer, Prudential Asset Resources, Inc., as Prudential Master Servicer, Wells Fargo Bank, National Association as Wells Fargo Master Servicer, Centerline Servicing Inc., as Special Servicer, and The Bank of New York Trust Company, National Association as Trustee, with respect to Commercial Mortgage Pass-Through Certificates, Series 2007-IQ14(the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 13.9 of this Agreement, Timothy Ryan and Marilyn Addison, Managing Director of Customer Relationship Management and Director of Compliance Third Party Oversight, do hereby certify that:

1. A review of the activities of the additional servicer (sub-servicer) during the period from May 1, 2007 to December 31, 2007, and of its performance under the Agreement during such period has been made under our supervision; and

2. To the best of our knowledge, based on such review, the additional servicer (sub-servicer), has fulfilled all of its obligations under this Agreement in all material respects throughout the period May 1, 2007, through December 31, 2007.

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the 10th day of March 2008.



/s/ Timothy S. Ryan
Timothy S. Ryan, Managing Director
Wachovia Bank National Association

/s/ Marilyn Addison
Marilyn Addison, Director
Wachovia Bank National Association